Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.2 on Form S-3 to Registration Statement (No. 333-173017) on Form S-1 of Parametric Sound Corporation (the “Company”) of our report dated November 28, 2012 relating to our audits of the Company’s consolidated financial statements as of and for the years ended September 30, 2012 and 2011, which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the Securities and Exchange Commission on November 28, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California

November 28, 2012